Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock of Evernorth Holdings Inc. (the “Issuer”) and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that each of them is individually eligible to use Schedule 13G for the reporting of its or his, as applicable, beneficial ownership of the Class A common stock of the Issuer.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on October 13, 2026.

RIPPLE LABS INC.

By:	/s/ Eric Jeck
Name:	Eric Jeck
Title:	Senior Vice President of Corporate & Business Development

LARSEN LAM CHILDREN’S REMAINDER TRUST

By:	/s/ Christian A. Larsen
Name:	Christian A. Larsen
Title:	Trustee

CHRISTIAN A. LARSEN

/s/ Christian A. Larsen
Name:	Christian A. Larsen